Exhibit 99.1

CERUS CORPORATION ANNOUNCES $26.1 MILLION FINANCING

CONCORD, Calif., December 6, 2006 —Cerus Corporation (NASDAQ:CERS) today announced that it has entered into agreements with selected institutional investors for the purchase of up to 3,903,952, shares of its common stock at a purchase price of $6.68 per share. The net offering proceeds to Cerus are expected to be approximately $24.3 million after deducting placement agency fees and estimated offering expenses. Banc of America Securities LLC acted as lead placement agent for the offering and Robert W. Baird & Co. Incorporated acted as co-placement agent.

All of the shares are being offered by Cerus under an effective shelf registration statement previously filed with the Securities and Exchange Commission. The shares of common stock may only be offered by means of a prospectus supplement and accompanying prospectus, a copy of which may be obtained, when available, from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or by contacting Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, WI 53202-5391.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT CERUS

Cerus Corporation is a biopharmaceutical company that develops and commercializes novel, proprietary products in the fields of blood safety and immunotherapy to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology and is designed to enhance the safety of donated blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells. INTERCEPT, INTERCEPT Blood System and Helinx are trademarks of Cerus Corporation.

This press release contains forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including, without limitation, statements regarding the company’s plans to complete an offering of its securities. Words such as “estimate,” “expect” and similar words or expressions or the negative of these words or expressions are intended to identify forward-looking statements. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, the risk that the offering will not be completed due to failure to satisfy the closing conditions related to the offering or other reasons, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

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